Exhibit 2.23

FINAL TERMS

13 July 2012

Portugal Telecom, SGPS, S.A.

(incorporated with limited liability under the laws of the Portuguese Republic)

Issue of up to €400,000,000 6.25 per cent. Notes due 2016(1)

under the €7,500,000,000

Euro Medium Term Note Programme

The Offering Circular referred to below (as completed by these Final Terms) has been prepared on the basis that, except as provided in sub-paragraph (ii) below, any offer of Notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of the Notes.  Accordingly any person making or intending to make an offer of the Notes may only do so:

(i)                           in circumstances in which no obligation arises for the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer; or

(ii)                        in those Public Offer Jurisdiction mentioned in Paragraph 35 below of Part A below, provided such person is one of the persons mentioned in Paragraph 35 below of Part A below and that such offer is made during the Offer Period specified for such purpose therein.

Neither the Issuer nor any Manager has authorised, nor do they authorise, the making of any offer of Notes in any other circumstances.

The expression Prospectus Directive means Directive 2003/71/EC, as amended.

PART A — CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 1 June 2012 which constitutes a base prospectus for the purposes of the Prospectus Directive.  This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the Offering Circular.  Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Offering Circular.  The Offering Circular is available for viewing at, and copies may be obtained from the registered office of the Issuer at Av. Fontes Pereira de Melo, no. 40, 1069-300 Lisbon, Portugal.

1.	Issuer:	Portugal Telecom, SGPS, S.A.
2.	(a) Series Number:	27
	(b) Tranche Number:	Not Applicable

(1)  Note: These are Notes issued under the €7,500,000,000 Euro Medium Term Note Programme and do not constitute “obrigações” issued under Portuguese law.

3.	Specified Currency or Currencies	Euro (€)
4.	Aggregate Nominal Amount

Up to €400,000,000. It is anticipated that the results of the Offer, including the final Aggregate Nominal Amount of the Notes to be issued on the Issue Date, will be published by the Issuer on its website (www.telecom.pt) and on the website of the Comissão do Mercado de Valores Mobiliários (CMVM) (www.cmvm.pt) on or around 24 July 2012

5.	Issue Price:	100 per cent. of the Aggregate Nominal Amount
6.	(a) Specified Denominations:	€1,000
	(b) Calculation Amount:	€1,000
7.	(a) Issue Date	26 July 2012
	(b) Interest Commencement Date:	Issue Date
8.	Maturity Date	26 July 2016
9.	Interest Basis:	6.25 per cent. Fixed Rate
(further particulars specified below)
10.	Redemption/Payment Basis:	Redemption at par
11.	Change of Interest Basis or Redemption Payment Basis:	Not Applicable
12.	Put/Call Options	Not Applicable For the avoidance of doubt, Condition 7(e) is Not Applicable
13.	(a) Status of the Notes:	Senior
	(b) Date Board and Executive Committee approvals for issuance of Notes obtained:	21 June 2012
14.	Method of distribution:	Syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

15.	Fixed Rate Note Provisions		Applicable
	(a)	Rate of Interest	6.25 per cent. per annum payable semi-annually in arrear
	(b)	Interest Payment Date(s)	26 January and 26 July in each year up to and including the Maturity Date
	(c)	Fixed Coupon Amount:	€31.25 per Calculation Amount
	(d)	Broken Amount(s):	Not Applicable
	(e)	Day Count Fraction:	30/360
	(f)	Determination Date(s):	Not Applicable
	(g)	Other terms relating to the method of calculating interest for Fixed Rate Notes:	None

16.	Floating Rate Note Provisions	Not Applicable
17.	Zero Coupon Note Provisions:	Not Applicable
18.	Index Linked Interest Note Provisions:	Not Applicable
19.	Dual Currency Note Provisions	Not Applicable

PROVISIONS RELATING TO REDEMPTION

20.	Issuer Call:	Not Applicable
21.	Investor Put:	Not Applicable
22.	Final Redemption Amount:	€1,000 per Calculation Amount
23.

Early Redemption Amount(s) payable on redemption for taxation reasons or on event of default and/or the method of calculating the same (if required or if different from that set out in Condition 7(f)):

Condition 7(f) applies

GENERAL PROVISIONS APPLICABLE TO THE NOTES

24.	Form of Notes:
	(a) Form:	Book Entry Notes; nominativas
	(b) New Global Note:	No
25.	Additional Financial Centre(s) or other special provisions relating to Payment Days:	Not Applicable
26.	Talons for future Coupons or Receipts to be attached to Definitive Bearer Notes (and dates on which such Talons mature):	Not Applicable
27.

Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:

Not Applicable
28.	Details relating to Instalment Notes:
	(a) Instalment Amount(s):	Not Applicable
	(b) Instalment Date(s):	Not Applicable
29.	Redenomination applicable:	Redenomination not applicable
30.	Other final terms:	Not Applicable

DISTRIBUTION

31.	(a)	If syndicated, names and addresses of Managers as placement agents:	Banco BPI, S.A. Largo Jean Monnet, 1 — 4th floor 1269-067 Lisbon Portugal

Banco Comercial Português, S.A. Avenida José Malhoa, 27 — 1º 1099-010 Lisbon Portugal

Banco Espírito Santo de Investimento, S.A. Rua Alexandre Herculano, 38 1269-161 Lisbon Portugal

Barclays Bank PLC - Sucursal em Portugal Avenida do Colégio Militar, 37 F, 13.º Andar, Torre Oriente 1500-180 Lisbon Portugal

Caixa — Banco de Investimento, S.A. Rua Barata Salgueiro, 33 1269-057 Lisbon Portugal
(the Joint Lead Managers)

Banco ActivoBank, S.A. Rua Augusta, 84 1149-023 Lisbon Portugal

Banco Espírito Santo, S.A. Avenida da Liberdade, 195 1250-142 Lisbon Portugal

Banco Electrónico de Serviço Total, S.A. Praça Marquês de Pombal, 3 — 3º 1250-161 Lisbon Portugal

Banco Espírito Santo dos Açores, S.A. Rua Hintze Ribeiro, 2 — 8º 9500-049 Ponta Delgada Portugal

Banco Português de Investimento, S.A. Rua Tenente Valadim, 284 4100-474 Oporto Portugal

Caixa Geral de Depósitos, S.A. Avenida João XXI, 63 1000-300 Lisbon Portugal
(the Co-Managers and, together with the Joint Lead Managers, the Managers)
The Managers will make all reasonable efforts to

procure subscribers for the Notes. The Managers are not obliged to subscribe for or purchase any Notes. See further paragraph 7 “Terms and Conditions of the Offer” in Part B below
	(b) Date of Placement Agreement:	27 June 2012
	(c) Stabilising Manager(s) (if any):	Not Applicable
32.	If non-syndicated, name and address of relevant Dealer:	Not Applicable
33.	Total commission and concession:

The amount of the placement commission depends on the Aggregate Nominal Amount of Notes issued and the Aggregate Nominal Amount of Notes placed by each Manager and will be calculated according to standard banking practice. The Issuer estimates that the average fees payable to the Managers will be around 1.42% of the amount of Notes issued.

34.	U.S. Selling Restrictions:	Reg. S Compliance Category 2; TEFRA C
35.	Non exempt Offer:

An offer of the Notes (the offer) may be made by the Managers other than pursuant to Article 3(2) of the Prospectus Directive in Portugal (the Public Offer Jurisdiction) during the period from and including 8.30 a.m. (Lisbon time) on 2 July 2012 to and including 3.00 p.m. (Lisbon time) on 20 July 2012 (the Offer Period). See further Paragraph 7 of Part B below.

36.	Additional Selling Restrictions:	Not Applicable

PURPOSE OF FINAL TERMS

These Final Terms comprise the final terms required for issue and public offer in the Public Offer Jurisdiction and admission to trading on Euronext Lisbon pursuant to the €7,500,000,000 Euro Medium Term Note Programme of Portugal Telecom International Finance B.V. and Portugal Telecom, SGPS, S.A.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in these Final Terms.

Signed on behalf of the Issuer:

By:

Duly authorised

PART B — OTHER INFORMATION

1.	LISTING AND ADMISSION TO TRADING

	Listing and Admission to trading:	Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on Euronext Lisbon with effect from the Issue Date.
2.	RATINGS

	Ratings:	The Notes to be issued have not been specifically rated.

The ratings of the Programme in respect of Notes with a maturity of more than one year are as follows:

Fitch Ratings Ltd.: BBB

Moody’s Investors Service Espãna SA: Ba2
Standard & Poor’s Credit Market Services France SAS: BB+

A “BBB” rating by Fitch Ratings Ltd. indicates that expectations of default risk are currently low. The capacity for payment of financial commitments is considered adequate but adverse business or economic conditions are more likely to impair this capacity.

Obligations rated “Ba” by Moody’s Investors Service Espãna SA are judged to be speculative and are subject to substantial credit risk. Moody’s appends numerical modifiers 1, 2 and 3 to each generic rating classification from Aa to Caa. The modifier “2” indicates a mid-range ranking of the generic Ba rating category.

An obligation rated “BB” by Standard & Poor’s Credit Market Services France SAS is less vulnerable to non-payment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation. The plus (+) sign shows the relative standing of the obligation within the major rating category.

The above disclosure reflects the ratings allocated to Notes of the type being issued under the Programme generally and not the rating of this specific Series of Notes.

Each such rating agency is established in the European Union and is registered under Regulation (EC) No. 1060/2009 (as amended).

3.	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Managers, so far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer.
4.	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

	(i)	Reasons for the offer	See “Use of Proceeds” in the Offering Circular

	(ii)	Estimated net proceeds:

The estimated net proceeds will depend on the final aggregate nominal amount of the offer and shall be calculated as the Issue Price less the estimated total expenses (as described in (iii) below) and the commissions payable to the Managers (including taxes).

	(iii)	Estimated total expenses:	€39,500 consisting of:

Listing fees — €4,500

Other fees — €35,000
5.	YIELD

	Indication of yield:		6.348 per cent. per annum

Corresponds to the internal rate of return (IRR) of an investment in the Notes at the Issue Price, assuming that the Notes are held until maturity and reimbursed at 100 per cent. of their nominal amount and assuming that the semi-annual coupons received are reinvested at an interest rate equivalent to the IRR. The yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

6.	OPERATIONAL INFORMATION

	(i)	ISIN Code:	PTPTCYOM0008

	(ii)	Common Code:	080071043

(iii)

Any clearing system(s) other than Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme and the relevant identification number(s) and Interbolsa-Sociedade Gestora Sistemas de Liquidação & de Sistemas Centralizados de Valores Mobiliários, S.A., as operator of the Central de Valores Mobiliários:

Not Applicable
	(iv)	Delivery:	Delivery against payment

	(v)	Names and addresses of additional Paying Agent(s) (if any):	Citibank International plc Sucursal em Portugal Rua Barata Salgueiro 30-4 1269-056 Lisbon Portugal

	(vi)	Intended to be held in a manner which would allow Eurosystem eligibility:	Yes
Note that the designation “yes” simply means that the Notes are intended upon issue to be registered with Interbolsa-Sociedade Gestora de Sistemas de Liquidação & de Sistemas Centralizados de

Valores Mobiliários, S.A. in its capacity as securities settlement system and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon satisfaction of the Eurosystem eligibility criteria.

7.	TERMS AND CONDITIONS OF THE OFFER

	Offer Price:	Issue Price
Conditions to which the offer is subject:

1. If the aggregate number of Notes subscribed for multiplied by the Specified Denomination of each Note (being €1,000) exceeds the applicable maximum aggregate nominal amount of this Series the following successive criteria will apply:

(i) first - each investor will receive 5 (five) Notes (each Note representing €1,000 in nominal amount of the Notes) or, if the number of Notes applied for is less than 5 (five), such lesser number. If the aggregate number of Notes available is not sufficient to satisfy such allotment of 5 (five) Notes per investor, the Notes will be allocated by priority of date of application, with priority being given to the applications first received on the centralised system of Euronext Lisbon (all applications received on the same business day having equal priority). Subscription applications received on the business day on which the applicable maximum aggregate nominal amount of this Series is exceeded will be satisfied by lottery.

(ii) second — the amount remaining after the application of (i) above will be allocated by priority of date of application, priority being given to the applications first received on the centralised system of Euronext Lisbon (all applications received on the same business day having equal priority). Subscription applications received on the business day on which the Aggregate Nominal Amount of this Series of Notes is exceeded, will be allocated an additional number of Notes proportional to the total number of Notes of that subscription application not yet satisfied in accordance with the first criteria referred in (i) above in allotments of 1 (one) Note, rounded downwards.

(iii) third — the amount remaining after the application of (i) and (ii) above will be allocated by successive allotments of 1 (one) additional Note to the remaining subscription applications that after application of (i) and (ii) above are not yet satisfied and are closer to the possibility to having an additional allotment of 1 (one) Note. If the number of available Notes is not sufficient to satisfy this criteria, the subscription applications will be satisfied by lottery.

2. Subscription applications may be cancelled or amended by a subscriber up to (and including) 3 p.m. (Lisbon time) on 17 July 2012.

3. The CMVM of Portugal has received the certificate of approval attesting that the Offering Circular has been drawn up in accordance with the Prospectus Directive.

4. The final Aggregate Nominal Amount of this Series of Notes will correspond to the aggregate nominal amount of the Notes subscribed by the relevant subscribers, even if the same is lower than €400,000,000.

Description of the application process:	Applications for the subscription of Notes may be made by a prospective subscriber in Portugal to the Managers or to any financial intermediary duly authorised in Portugal.

 Each prospective subscriber in Portugal should ascertain from the relevant Manager or financial intermediary duly authorised in Portugal when such Manager or financial intermediary duly authorised in Portugal will require receipt of cleared funds from it in respect of its application for the subscription of any Notes and the manner in which payment should be made to such Manager or financial intermediary duly authorised in Portugal.

Details of the minimum and/or maximum amount of application:	The minimum amount of any application is the Specified Denomination and the maximum amount of any application is the Aggregate Nominal Amount of this Series of Notes.

Description of possibility to reduce subscriptions and manner for refunding excess amount paid by applicants:	It may be necessary to reduce subscriptions and allocate Notes in accordance with the criteria described in item 2 of “Conditions to which the offer is subject”.

Excess application monies will be returned (without interest) by wire transfer to the bank account as detailed on the application form or by any other method as the Manager or the financial intermediary duly authorised in Portugal deems to be appropriate.

Details of the method and time limits for paying up	Notes will be available on a delivery versus

and delivering the Notes:	payment basis.

The Issuer estimates that the Notes will be delivered to the subscribers’ respective book-entry securities accounts on or around the Issue Date.

Manner in and date on which results of the offer are to be made public:	The results of the offer will be calculated at a special trading session of the regulated market operated by Euronext Lisbon, expected to take place on 24July 2012.

The results of the offer will be made public on 24 July 2012 by means of a notice published by the Issuer on its website (www.telecom.pt) and on the website of the CMVM (www.cmvm.pt).

Procedure for exercise of any right of pre-emption, negotiability of subscription rights and treatment of subscription rights not exercised:	Not Applicable
Categories of potential investors to which the Notes are offered and whether tranche(s) have been reserved for certain countries:	Offers may be made by the Managers to any person residing or established in Portugal.
Process for notification to applicants of the amount allotted and the indication whether dealing may begin before notification is made:	Applicants in Portugal will be notified directly by the relevant Manager or the financial intermediary duly authorised in Portugal of the success of their application.
Dealing in the Notes may commence on the Issue Date.

Amount of any expenses and taxes specifically charged to the subscriber or purchaser:

Commissions: Each Manager or the financial intermediary duly authorised in Portugal may charge a commission (the Commission) to subscribers in accordance with its own terms, which are available for consultation, from time to time, on the website of the CMVM (www.cmvm.pt).

Apart from the Offer Price and the above Commissions, and otherwise as disclosed in the Offering Circular the Issuer is not aware of any expenses and taxes specifically charged to a subscriber in Portugal. The Issuer is not responsible for, and will not be liable for, any expenses and taxes specifically charged to a subscriber in Portugal.

For details of withholding taxes applicable to subscribers in Portugal, see the section entitled “Portugal” in the section entitled “Taxation” in the Offering Circular.

Name(s) and address(es), to the extent known to the Issuer, of the placers in the various countries where the offer takes place.	The Managers set out in paragraph 31(a) of Part A above